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                                                                   EXHIBIT 10.7

                                 TERM LOAN NOTE
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$1,000,000                                          Pittsburgh, Pennsylvania
                                                    May 10, 1996

     FOR VALUE RECEIVED, the undersigned PAUL D. FAJERSKI, an individual residing at 331 Alamo Drive, Upper St. Clair, PA 15241 (the "Maker"), promises to pay to the order of HYPERION TELECOMMUNICATIONS, INC. (the "Payee") on the Maturity Date, as defined in the Loan Agreement (as hereinafter defined), the lesser of (i) the principal amount of One Million U.S. Dollars ($1,000,000), or
(ii) the aggregate unpaid principal balance of the Loan made by the Payee to Maker pursuant to Section 2(a) of the Term Loan and Stock Pledge Agreement of even date herewith by and among Maker and the Payee (the "Loan Agreement"). Capitalized terms used and not otherwise defined herein have the meanings given to them in the Loan Agreement.

     Maker further promises to pay to the order of Payee interest on the unpaid principal amount hereof at the rate or rates per annum determined pursuant to
Section 2(b) of, or as otherwise provided in, the Loan Agreement, payable on the Maturity Date or as otherwise provided in, the Loan Agreement.

     Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, indorsement or guaranty of this instrument.

     The obligation to make payments to the Payee hereunder is absolute and unconditional and the rights of the Payee shall not be subject to any defense, set off, counterclaim or recoupment which Maker may have by reason of any indebtedness or liability at any time owing by the Payee to Maker; provided, that the obligation of the Maker to pay interest that accrues on the unpaid principal amount hereof from the date six months after the date of this Note is subject to the Payee making the payments to the Maker pursuant to Section 2(a) of the Loan Agreement.

     This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement, including the representations, warranties, covenants, conditions, security interests and liens contained or granted therein. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

     Maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, reasonable attorneys' fees and expenses, as provided in the Loan Agreement.

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     Amounts due under this Note shall be payable in lawful money of the United
States of America at 5 West Third Street, Coudersport, PA 16915 or at such other place as the holder of this Note may designate in writing.

     This Note shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of the Payee and its successors and assigns. All references herein to "Maker" and the "Payee" shall be deemed to apply to Maker and the Payee, respectively, and their respective successors and assigns.

     This Note shall be governed by the laws of the Commonwealth of Pennsylvania.

     EXECUTED as a sealed instrument as of the date first above written.

                                       MAKER:


                                       /s/ Paul D. Fajerski (SEAL)
                                       ---------------------
                                       [Name]

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